UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2009

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

As of July 24, 2009, PharmAthene, Inc. (“PharmAthene”) entered into a note and warrant purchase agreement, as subsequently amended, in connection with the issuance of 2-year, 10% unsecured senior convertible notes (“Notes”) and common stock purchase warrants (“Warrants”) in a private placement to existing and new investors (collectively, the “Investors”).  The agreement, as so amended, is herein referred to as the “Purchase Agreement.”   The transaction closed as of July 28, 2009.

The gross cash proceeds from the private placement are approximately $10.5 million from new investors, including an aggregate of approximately $8.5 million from unaffiliated investors.  In addition, pursuant to the Purchase Agreement, approximately $8.8 million in outstanding principal and unpaid accrued interest under the Company’s 8% senior unsecured convertible notes originally issued on August 3, 2007 and due August 3, 2009 (the “Old Notes”) were canceled and exchanged for Notes and Warrants.

Interest on the Notes will accrue at a rate of ten percent (10%) per year.  The Notes are convertible by the holders thereof at any time into an aggregate of up to 7.6 million shares of PharmAthene’s common stock at a conversion price of $2.541667 per share.  Principal and interest are due at maturity on July 28, 2011.

Pursuant to the Purchase Agreement, the Company also issued Warrants to purchase up to 2.6 million shares of PharmAthene common stock at $2.50 per share, the closing price of PharmAthene’s common stock on the NYSE Amex on July 24, 2009.  The Warrants will be exercisable for a period of five years beginning six months after the closing of the private placement.

Under the Purchase Agreement, the Investors have the right to elect 2 (two) directors to the Company’s board of directors (the “Board”).  Such directors have the right to serve on the Nominating Committee and the Compensation Committee of the Board.  The Purchase Agreement also limits the Company from incurring senior indebtedness in excess of $10 million without the prior written approval of the required holders, and provides the Investors with a right of first refusal with respect to senior indebtedness.

In connection with the transaction, the Company also entered into a registration rights agreement (“Registration Rights Agreement”), which provides the Investors with, among other things, registration rights in connection with the shares issuable upon conversion of the Notes and exercise of the Warrant.  The Registration Rights Agreement requires the Company to file with the Securities and Exchange Commission (the “SEC”) a registration statement covering such shares within 30 days after closing and to use its best efforts to cause the registration statement to become effective no later than 90 days after closing (120 days if the SEC reviews such registration statement).  In addition, if PharmAthene proposes to register any of its stock in connection with a public offering of stock for cash (other than in connection with its 2007 Long-Term Incentive Compensation Plan or business combinations), the Investors would generally have the right to have their shares of PharmAthene stock added to such registration statement.  In addition, holders of at least a majority of the registrable securities (as defined in the Registration Rights Agreement) can demand registration of such securities at any time after 180 days following the closing.  Holders of at least a majority of the registrable securities can also request that the mandatory or demand registration be effected by means of an underwritten offering.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In the case of bankrupcty or a final judgment for the payment of money greater than $5 million or if the Company fails to include at least 2 directors selected by the noteholders on its Board while at least 30% of the aggregate principal amount of the Notes are outstanding, the Notes become immediately due and payable.

The additional information required by this Item is incorporated herein by reference to Item 1.01.

Item 3.02.              Unregistered Sales of Equity Securities.

The Note and Warrants sold in the above transaction were issued in reliance on the exemption from registration provided by 4(2) of the Securities Act of 1933, as amended.

The additional information required by this Item is incorporated herein by reference to Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: July 30, 2009	By:	/s/ David P. Wright
David P. Wright Chief Executive Officer